EXHIBIT 1

CALL OPTION AND

VOTING AGREEMENT

This CALL OPTION AND VOTING AGREEMENT (this “Agreement”), dated as of May 6, 2015 (the “Effective Date”), is made and entered into by and between Robert Silzer, an individual (“Optionee”), and Andrea Fehsenfeld, an individual (“Grantor”).

RECITALS

A. Grantor is holder of shares of common stock of DSG Global Inc., a Nevada corporation (the “Company”).

B. Grantor desires to grant certain rights to Optionee with respect to 5,000,000 shares of common stock of the Company.

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:

1. Definitions.  The following terms, as used in this Agreement, have the following meanings:

1.1 “Call Exercise Period” means the period commencing at 12:01 a.m., Pacific Time, on the Effective Date and continuing until 11:59 p.m., Pacific Time, on the third anniversary of the Effective Date.

1.2 “Common Shares” means 5,000,000 shares of the common stock of the Company held by Grantor as of the Effective Date, along with such other securities and property, including cash, as may be received in connection with such shares pursuant to events contemplated by Section 5.2.

1.3 “Fair Market Value” of a share of common stock of the Company as of a particular date shall mean:

(a) If traded on a securities exchange, the Nasdaq Stock Market, or over-the-counter on a marketplace operated by OTC Markets Group, the Fair Market Value shall be deemed to be the average of the closing prices of the Common Stock of the Company on such exchange or market over the five (5) trading days ending immediately prior to the applicable date of valuation; and

(b) If there is no public market, the Fair Market Value shall be the value thereof, as agreed upon in good faith by Optionee and Grantor; provided, however, that if Optionee and Grantor cannot agree on such value, such value shall be determined by an independent valuation firm experienced in valuing businesses jointly selected in good faith by Optionee and Grantor.  Fees and expenses of the valuation firm shall be paid 50% be each of Optionee and Grantor.

1.4 “Per Share Call Price” means $0.50 per Common Share.

1.5 “Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, any trust or any other business entity.

1.6 “Transfer” means any transfer, sale, assignment, conveyance, pledge, hypothecation, mortgage, change of legal, record or beneficial ownership, issuance, surrender for cancellation or other disposition, disposal or delivery of any Common Shares, including a transfer effected by means of a merger, consolidation or dissolution of the Company, and including any testamentary disposition or transfer pursuant to any applicable laws of intestate succession or by gift.

2. Call Option.

2.1 Grant of Call Option.  At any time and from time to time during the Call Exercise Period, Optionee shall have the right to purchase, and to require Grantor to sell to Optionee, all or any portion of the Common Shares for a price per Common Share equal to the Per Share Call Price (such option, a “Call Option”) by giving written notice to Grantor in the manner required by Section 2.2.

2.2 Exercise of Call Option.  Optionee may exercise a Call Option from time to time pursuant to Section 2.1 by delivery to Grantor of a written notice (in substantially the form attached hereto as Exhibit A) (an “Option Exercise Notice”) specifying the number of Common Shares to be purchased and Optionee’s desired closing date.  Upon receipt of an Option Exercise Notice, Grantor covenants and agrees (a) to sell the Common Shares specified in the Option Exercise Notice for the Per Share Call Price and (b) to complete and convey to Optionee an acknowledgment in substantially the form set out in Exhibit B hereto, as promptly as practicable and in any event within two (2) business days after receipt of the Option Exercise Notice.

2.3 Timing of the Closing.  Unless Grantor and Optionee otherwise agree, the closing of any purchase of the Common Shares pursuant to the exercise of a Call Option by Optionee (each, a “Closing”) shall be held on a date and at a location mutually agreeable to Grantor and Optionee, which date shall in any event be no later than five (5) business days following the date on which Optionee delivers an Option Exercise Notice pursuant to Section 2.2.  At each Closing, Optionee shall pay to Grantor the Per Share Call Price for each Common Share purchased at such Closing by wire transfer of immediately available funds to an account so designated by Grantor in writing.  At each Closing, Grantor shall execute and deliver to Optionee such instrument(s) of transfer as Optionee may reasonably request to transfer effectively the Common Shares to be purchased at such Closing to Optionee (which transfer shall be free and clear of all liens, claims, pledges, security interests, charges and encumbrances), including any certificates duly representing such Common Shares duly endorsed in blank for transfer or with duly executed blank stock powers attached.

2.4 Net Issue Exercise. In lieu of cash payment as set forth in Section 2.3 above, Optionee may elect to exchange all or some of this Call Option for Common Shares equal to the value of the amount of the Call Option being exchanged on the date of exchange.  If Optionee elects to exchange this Call Option as provided in this Section 2.4, Optionee shall tender to Grantor the Call Option for the amount being exchanged, along with written notice of Optionee’s election to exchange some or all of the Call Option, and Grantor shall execute and deliver to Optionee such instrument(s) of transfer as Optionee may reasonably request to transfer effectively the number of Common Shares computed using the following formula (which transfer shall be free and clear of all liens, claims, pledges, security interests, charges and encumbrances), including any certificates duly representing such Common Shares duly endorsed in blank for transfer or with duly executed blank stock powers attached:

X =	Y (A-B)
A

Where: X =	the number of Common Shares to be issued to Optionee.

Y =	the number of Common Shares purchasable under the amount of the Call Option being exchanged (as adjusted to the date of such calculation).

A =	the Fair Market Value of one Common Share.

B =	The Per Share Call Price (as adjusted to the date of such calculation).

2.5 No Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Call Option, and any fractional share that would otherwise result shall be rounded down to the nearest whole share.

2.6 Termination of Call Option.  The Call Option shall terminate at 12:00 a.m., Pacific Time, on the day immediately following expiration of the Call Exercise Period as to any Common Shares for which an Option Exercise Notice has not been delivered prior to the expiration of the Call Exercise Period.

3. Transfer Restrictions.  Grantor agrees not to Transfer any of the Common Shares during the time this Agreement is in effect, except to Optionee upon exercise of this Call Option.  Any Transfer of Common Shares by Grantor contrary to the provisions of this Section 3 shall be null and void.

4. Voting Agreement.

4.1 Agreement to Vote.  Subject to the terms of this Agreement, Grantor hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, Grantor shall, in each case to the fullest extent that Grantor’s Common Shares are entitled to vote thereon: (a) appear (in person or by proxy) at each such meeting or otherwise cause all such Common Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of Grantor’s Common Shares, in such a manner as instructed by Optionee in writing prior to any such action, and in connection therewith to execute any documents reasonably requested by Optionee which are necessary or appropriate in order to effectuate the foregoing. Subject to the foregoing and the proxy granted under Section 4.2, Grantor shall retain at all times the right to vote the Common Shares in Grantor’s sole discretion.

4.2 Irrevocable Proxy.  In order to secure the performance of Grantor’s obligations under this Agreement, by entering into this Agreement, Grantor hereby irrevocably grants a proxy appointing Optionee as Grantor’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Grantor’s name, to vote, express consent or dissent, or otherwise to utilize such voting power to the full extent of Grantor’s voting rights with respect to all of Grantor’s Common Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 78.355 of the Nevada Revised Statutes (“NRS”)) to vote, and to execute written consents with respect to, all of Grantor’s Common Shares.  Grantor hereby further affirms that such irrevocable proxy is given to secure the performance of the duties of Grantor under this Agreement and that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked.  Grantor hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done all items pursuant to the terms hereof.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.355 of the NRS.  Notwithstanding the foregoing, the proxy granted by Grantor pursuant to this Section 4.2 shall automatically terminate, without any notice or other action by any Person, upon valid termination of this Agreement in accordance with its terms.  Grantor hereby revokes any and all previous proxies granted with respect to Grantor’s Common Shares.  If Grantor is the beneficial owner, but not the record owner, of any of the Common Shares, Grantor shall cause the record owner thereof to execute and grant an irrevocable proxy conforming to the above provisions of this Section 4.2.  Grantor agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Optionee may terminate this proxy at any time at its sole election by written notice provided to Grantor.

5. Other Items; Miscellaneous.

5.1 Notices. All notices (including any Option Exercise Notice and voting instructions), communications and deliveries required or permitted hereunder shall be made in writing signed by the party giving the same, shall specify the section herein pursuant to which the same is given or being made, and shall be delivered personally, by overnight delivery (with evidence of delivery and postage and other fees prepaid), by registered or certified mail or by e-mail as follows:

If to Grantor, to:

Andrea Fehsenfeld
Free Form Productions
327 West 18th Avenue
Vancouver, B.C.
V5Y 2A8, Canada
e-mail: andrea@freeformproductions.net

If to Optionee, to:

Robert Silzer
5455 152nd Street, Suite 214
Surrey, B.C.
V3S 5A5, Canada
e-mail: bob@dsgtag.com

or to such other representative or at such other address of a party of which such party may hereafter give notice to the other parties as provided above.  Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person or by e-mail, (ii) on the first (1st) business day after delivery to a national overnight courier service, or (iii) on the fifth (5th) business day after it is mailed by registered or certified mail.

5.2 Adjustment upon Changes in Capitalization, etc. In the event of any change in the outstanding shares of common stock of the Company by reason of a stock dividend, stock split, split-up, subdivision, reclassification, recapitalization, combination, exchange of shares, merger, dissolution or other similar transaction, the type and number of shares or securities, or other property (including cash), subject to the Call Option and the Per Share Call Price therefor shall be adjusted appropriately to provide to Grantor and Optionee the same economic effect as contemplated by this Agreement prior to such event.

5.3 Specific Performance.  In any action or proceeding to specifically enforce the provisions of this Agreement, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that the plaintiff or claimant has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.  The provisions of this Section 5.3, however, shall not prevent any party from seeking a remedy at law in connection with any breach of this Agreement.

5.4 Assignment; Successors and Assigns.  No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided that Grantor may assign or transfer this Agreement in connection with a Transfer of Common Shares in connection with Section 3.1, and Grantor shall remain a party to this Agreement following such Transfer and shall continue to be liable for all obligations of Grantor and any Related-Party Transferee.  This Agreement will be binding upon and will inure to the benefit of the parties and their successors, permitted assigns, heirs, legatees, beneficiaries and personal representatives, as the case may be.

5.5 No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, other than Optionee, Grantor, any Related-Party Transferees and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in any other such Person’s being deemed a third party beneficiary of this Agreement.

5.6 Amendments or Waivers.  This Agreement may not be amended except in writing, signed by Optionee and Grantor.  No provision hereof may be waived or discharged other than by written instrument signed by the Person against whom enforcement of any such waiver or discharge is sought.

5.7 Certain Rules of Construction.  Definitions shall apply equally to both the singular and plural forms of the terms defined, unless otherwise specified. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The headings of sections or other subdivisions hereof have been inserted for convenience of reference only and are not a part of, and shall not be construed to affect the meaning or interpretation of, this Agreement.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any Person referred to hereunder by any court or other governmental or judicial authority by reason of such Person’s having or being deemed to have structured or drafted such provision.  As used herein, “include” and its derivatives, such as “including,” whether or not capitalized herein, shall mean by way of example and not by way of exclusion or limitation.  Time is of the essence of this Agreement.

5.8 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

5.9 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.  Any action to enforce the terms hereof shall be brought in the state and federal courts located in the State of Nevada, provided however if Optionee is bringing an action for specific performance it may bring such suit in any court with personal jurisdiction over Grantor.

5.10 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered by facsimile or other form of electronic transmission and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11 Entire Agreement.  This Agreement supersedes all negotiations, agreements and understandings among the parties hereto with respect to the subject matter of this Agreement and constitutes the entire agreement between such parties with respect to such matters.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Call Option and Voting Agreement as of the date first above written.

GRANTOR:

ANDREA FEHSENFELD

/s/ Andrea Fehsenfeld

OPTIONEE:

ROBERT SILZER

/s/ Robert Silzer

EXHIBIT A

OPTION EXERCISE NOTICE

[Date]

Andrea Fehsenfeld
Free Form Productions
327 West 18th Avenue
Vancouver, B.C.
V5Y 2A8, Canada

Re:	Option Exercise Notice - Call Option and Voting Agreement, effective as of May 6, 2015 (the “Agreement”), by and between Andrea Fehsenfeld and Robert Silzer

Ladies and Gentlemen:

1. This notice refers to the Agreement and Section 2 thereof.  Terms defined in the Agreement have the same meanings herein.

2. The undersigned hereby exercises the Call Option pursuant to the Agreement as to ______________ of the Common Shares for a price per share equal to the Per Share Call Price, and elects to pay the aggregate purchase price as follows (check the applicable box):

☐	in cash or by certified or official bank check or wire transfer in same-day funds in the amount of $____________.

☐	by the Net Issue Exercise option pursuant to Section 2.4 of the Agreement, and accordingly requests delivery of a net of ______________ of the Common Shares.

3. The date of the closing of such exercise of the Call Option shall be _______________________.

4. The undersigned is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

5. The undersigned represents and warrants that (i) the Common Shares are being acquired for investment for the undersigned’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Common Shares, and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing any of the Common Shares within the meaning of and in violation of the Securities Act, and (ii) the undersigned does not have any contracts, understandings, agreements, or arrangements, directly or indirectly, with any person and/or entity to distribute, sell, transfer, or grant participations to such person and/or entity with respect to, any of the Common Shares.  The undersigned is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6. The undersigned understands that (i) neither the offering nor the sale of the Common Shares has been registered under the Securities Act or any applicable state securities laws in reliance upon exemptions from the registration requirements of such laws, (ii) the Common Shares must be held by the undersigned indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable state securities laws, or an exemption from such registration requirements is available, and (iii) the transferor will rely upon the representations and warranties made by the undersigned in this Option Exercise Notice in order to establish such exemptions from the registration requirements of the Securities Act and any applicable state securities laws.  The Company may rely on the undersigned’s representations in this Option Exercise Notice.

OPTIONEE:

Robert Silzer

EXHIBIT B

ACKNOWLEDGMENT

[Date]

VIA E-MAIL (bob@dsgtag.com)

Robert Silzer
5455 152nd Street, Suite 214
Surrey, B.C.
V3S 5A5, Canada

Re:	Acknowledgement of Option Exercise Notice – Call Option and Voting Agreement, effective as of May 6, 2015 (the “Agreement”), by and between Andrea Fehsenfeld and Robert Silzer

Ladies and Gentlemen:

1. I refer to the Agreement.  Terms defined in the Agreement have the same meanings herein.

2. I hereby confirm my receipt of an Option Exercise Notice for _______________ Common Shares, and agree to sell such Common Shares pursuant to the Agreement on __________________ [state the applicable sale date], for the Per Share Call Price payable in cash or by Net Issue Exercise as set forth in the Option Exercise Notice.

GRANTOR:

Andrea Fehsenfeld